AMENDMENT TO
                                               AGREEMENT AND PLAN OF
                                             REORGANIZATION AND MERGER


         This Amendment to Agreement and Plan of Reorganization and Merger ("Amendment") is made and entered into as of September 19, 1997 by and between Jreck Subs Group, Inc., a Colorado corporation ("Jreck"), Admiral's Fleet, Inc., a Washington corporation ("Admiral"), and Quality Franchise Systems, Inc., a Delaware corporation ("Target") and amends that certain Agreement and Plan of Reorganization and Merger dated as of August 28, 1997 among Jreck, Admiral, and Target (the "Merger Agreement").

         THE PARTIES AGREE AS FOLLOWS:

         12.15 Definitions. For purposes of this Amendment, all capitalized terms not otherwise expressly defined herein shall have the same meaning as defined in the Merger Agreement, which definitions are incorporated herein by reference.

         12.16 Target Preferred Shares. Section 2.3.2 of the Merger Agreement is hereby amended by modifying Section 2.3.2 as follows:

                  12.16.1 Target Preferred Shares. As of the date hereof Target has issued and outstanding 545 shares of Series A Preferred Stock on the terms set forth in that certain Certificate of Designation of Quality Franchise Systems, Inc. filed with the State of Delaware Office of Secretary of State on May 24, 1996 (the "Target Preferred"). Target covenants to use its best efforts to see that all holders of Target Preferred convert such shares into shares of Target Common prior to the Closing. In the event not all holders of Target Preferred convert to Target Common prior to the Closing, each share of Target Preferred outstanding at Closing shall be converted into one (1) share of Jreck preferred stock (to be created by Jreck prior to Closing) which preferred shares shall carry, in substance, the same terms and conditions as the Target Preferred (the "Jreck Preferred"), except, (i) The Jreck Preferred will be junior to Jreck's existing Series A and Series B preferred stock; (ii) the Jreck Preferred shall be convertible into Jreck Common at a rate of 133.22 shares of Jreck Common for each share of Jreck Preferred with a face amount of $1,000.00; and
(iii) each share of Jreck Preferred shall carry an accrued dividend payable to the holder thereof of $170.



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         12.17    Post-Closing Covenants.  Section 8.7 of the Merger Agreement
is hereby amended
and modified by adding a new Section 8.7.4 as follows:

                  8.7.4 Additional Share Contingency. Following the Effective Time, and with respect to the period October 1, 1997 through January 31, 1998 (the "Contingency Period"), if during the Contingency Period the average daily closing price of the publicly traded shares of Jreck common stock (as reported by the NASDAQ Bulletin Board) is not $3.50 or more for at least one (1) consecutive 21-day period, then Jreck shall deliver to the Shareholder Representative for delivery to the Target Shareholders an additional 150,000 shares (in the aggregate) of Jreck Common (the "Additional Contingent Shares") which Jreck shall deliver to the Shareholder Representative within 30 days of the expiration of the Contingency Period. Any and all Additional Contingent Shares shall carry and be subject to all restrictions specified in the Merger Agreement for shares of Jreck Common.

                  (a) Example.  For  illustrative  purposes  only, and by way of example of how Section 8.7.4 is to be applied, if during any consecutive 21-day period during the Contingency Period the average daily closing price for publicly traded Jreck Common stock is $3.50 a share for 21 consecutive days, no Additional Contingent Shares shall be issued to the Target Shareholders. Conversely, if during the Contingency Period there is no one (1) consecutive 21-day period during which the average daily closing price for the publicly traded Jreck Common stock is at least $3.50 a share for each day of such 21 day period, then all 150,000 Additional Contingent Shares shall be issued to the Target Shareholders and delivered to the Shareholder Representative within 30 days of the expiration of the Contingency Period.

         12.18 Effect. This is the entire agreement of the parties with respect to amendments to the Merger Agreement. The Merger Agreement, as amended hereby, may only be further modified by a written document signed by all parties. Except as expressly set forth herein, all terms and conditions of the Merger Agreement shall continue in full force and effect.


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S1-510098.1

         12.19 Counterparts/Facsimile. This Amendment may be executed in counterparts and with facsimile signature.

         Dated as of the first date written above.

JRECK SUBS GROUP, INC., a Colorado
Corporation


By
         Its


ADMIRAL'S FLEET, INC., a Washington
Corporation


By
         Its

QUALITY FRANCHISE SYSTEMS, INC.,
a Delaware Corporation


By
         Its



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